EXHIBIT 5.1

OPINION AND CONSENT OF COUNSEL

Ph 713-547-8900          Vanderkam & Associates          Fax 713-547-89
406 McGowen Street
Houston, Texas 77006
E-mail hpv@v-slaw.com

March 1, 2011

Bering Exploration, Inc.
710 Post Oak Road, Suite 410
Houston, Texas 77024

Re:	2,250,000 shares of Common Stock, par value $o.oo1 per share, issued pursuant to the Bering Exploration, Inc. 2010 Stock Option Plan (the”Plan”).

Ladies and Gentlemen:

We have acted as counsel for the Company in the preparation of the Registration Statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the proposed issuance of the Company’s Common Stock (the “Shares”).

For purposes of this opinion letter, we have examined or otherwise are familiar with the Articles of Incorporation of the Company, the By-laws of the Company, the Registration Statement, certain resolutions of the Board of Directors of the Company authorizing the Registration Statement with respect to the Shares to be issued under the Plan and such other documents, records and instruments as we have deemed necessary or appropriate for the purposes of this opinion letter.

Based on the foregoing, we are of the opinion that (a) the Shares have been duly authorized by all requisite corporate action, and (b) when and if issued in accordance with the terms of the Plan, the Shares will be legally issued, fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction other than the laws of the States of Nevada and Texas and the federal laws of the United States of America. The opinions herein expressed are limited to the specific issues addressed and to the laws existing on the date hereof. By rendering this opinion letter, we do not undertake to advise you with respect to any other matter or any change in such laws or the interpretation thereof which may occur after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the Prospectus included therein under the caption “Legal Opinions” with respect to the matters stated therein without implying or admitting that I am an “expert” within the meaning of the Securities Act, or other rules of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Respectfully Submitted,

/s/Vanderkam & Associates
VanderKam & Associates